Exhibit 99.1

February 18, 2022

Poynot hired as COO; Lieb promoted to CTO

CHAMBERSBURG, Pa. – F&M Trust is pleased to announce the hiring of Steven M. Poynot as Executive Vice President and Chief Operating Officer.

In his new role, Poynot will be responsible for planning, organizing, and controlling the day-to-day activities of the bank and collaborating with the President & Chief Executive Officer in the overall administration of the bank. As a member of the bank’s senior management team, he will participate in the development of strategic plans while managing a portion of the bank’s activities in the best interests of the shareholders, customers, employees, regulators, and communities it serves.

“As the bank looks to further growth, we are excited to have Steve join us,” said Tim Henry, President and CEO of F&M Trust. “He brings a wealth of knowledge and experience to F&M Trust that will help us further execute our strategic plan and drive shareholder value enhancement.”

Poynot comes to F&M Trust from Howard Bank, where he was Executive Vice President and Chief Information Officer, Director of Corporate Communications and Corporate Strategy.  During his 17 years with Howard Bank, he worked in both deposit and loan operations, as a commercial relationship manager, and as Chief Credit Officer.

Poynot serves as treasurer and a member of the Board of Directors for House of Ruth Maryland and is Vice Chair of the Howard County Spending Affordability Committee. He previously served as Chair of the Howard County Arts Council.

The Ellicott City, Maryland, resident enjoys playing golf, the outdoors, and spending time with family.

In another move, F&M Trust has promoted Joseph C. Lieb to Senior Vice President and Chief Technology Officer.

In his new role, and as a member of the senior management team, Lieb will be responsible for developing and implementing strategies to achieve goals that are part of the bank’s strategic plan and operating budgets. He will also oversee the bank’s Technology Services team.

“Joe brings great insight and ability to the Chief Technology Officer position as F&M Trust continues to accelerate on the digital highway that we are traveling,” Mr. Henry said. “The challenges in efficiently providing digitally-based service to our customers, while keeping the bank and those customers safe, are significant. Joe will help us effectively meet those challenges.”

Lieb, who has been with F&M Trust since 2015, was named Technology Services Manager in 2018.

Poynot and Lieb are based at F&M Trust’s corporate headquarters in Chambersburg.

About F&M Trust: A subsidiary of Franklin Financial Services Corp., F&M Trust is an independent community bank headquartered in Chambersburg. With approximately $1.8 billion in assets, F&M Trust has 21 community-banking locations in Franklin, Cumberland, Fulton, and Huntingdon counties. Please visit fmtrust.bank for more information.